Exhibit 99.1

                                 TRIBUNE COMPANY
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              INTRODUCTORY COMMENTS

         The following unaudited pro forma condensed consolidated financial statements give pro forma effect to the pending acquisition of Renaissance Communications Corp. ("Renaissance") by Tribune Company ("Tribune" or the "Company"). On July 1, 1996, Tribune announced it had agreed to acquire Renaissance for $36 per Renaissance common share, or approximately $1.1 billion in cash. The transaction is subject to certain closing conditions, including Federal Communications Commission and other regulatory approval, and is expected to close in 1997. Tribune expects to finance the acquisition with medium to long-term borrowings and commercial paper. The acquisition will be accounted for as a purchase.

         The pro forma condensed consolidated statements of income presented herein also show the pro forma effects of the March 1, 1996, sale of the Company's holdings of QUNO Corporation ("QUNO"), a Canadian newsprint company, as part of QUNO's merger with Donohue Inc. At the time of the merger, the Company owned approximately 34% of QUNO's common stock plus $138.8 million in QUNO convertible debt. Tribune's investment in QUNO was accounted for as a discontinued operation in the Company's 1995 consolidated financial statements. The Company's gross proceeds from the sale were approximately $427 million, consisting of $284 million in cash, $74 million in short-term notes and $69 million in Donohue common stock. Tribune sold the notes and common stock for cash shortly after the transaction. The proceeds were used to pay down debt and to fund 1996 acquisitions. The after-tax proceeds from the sale were approximately $331 million. Tribune recorded an after-tax gain on the sale of the discontinued operations of QUNO of $89.3 million, or $1.45 per share on a primary basis, in the first quarter of 1996.

         The pro forma condensed consolidated statements of income also include the pro forma effects of five 1996 acquisitions. These include the acquisition of Houston television station KHTV in January 1996 for approximately $102 million in cash, the acquisition of the remaining minority interest in Philadelphia television station WPHL in February 1996 for approximately $23 million in cash, the acquisition of two education publishers in March 1996-- Educational Publishing Corporation (EPC) for $200 million in cash and NTC Publishing Group (NTC) for $82 million in cash, and the acquisition of San Diego television station KTTY in April 1996 for $70.5 million in cash. Further, the 1995 pro forma condensed consolidated statement of income includes the pro forma effects of the 1995 acquisitions of Jamestown Publishers-acquired in May for approximately $6 million in cash and Everyday Learning- acquired in August for approximately $25 million in cash; the 1995 dispositions of Times Advocate Company-sold in July for $16 million in cash and Compton's NewMedia-sold in December for an interest in SoftKey International Inc. (see note 3 to the Company's audited consolidated financial statements for the year ended December 31, 1995 for a full discussion of this transaction); and various 1995 equity investments, including Qwest Broadcasting LLC (33%) and The Warner Bros. Television Network (12.5%). All of these acquisitions were accounted for as purchases. The 1995 pro forma statement of income also includes the pro forma effect of a Renaissance television station exchange which occurred in July 1995 whereby Renaissance exchanged its Denver television station and approximately $34.5 million in cash for a Dallas station. The pro forma condensed consolidated balance sheet as of June 30, 1996 includes the pro forma effect of the Renaissance acquisition.

         The pro forma information is based on historical financial statements of the Company after adjusting for the transactions and assumptions as set forth in the accompanying notes to the pro forma statements. The pro forma condensed consolidated balance sheet assumes the transactions occurred at June 30, 1996, and the pro forma condensed consolidated statements of income assume the transactions occurred at the beginning of the periods presented. The pro forma condensed consolidated statements of income only include income from continuing operations. As QUNO was accounted for as a discontinued operation in Tribune's 1995 consolidated financial statements, all income from QUNO, including the interest income on the convertible debenture, was reflected as income from discontinued operations of QUNO and reported as a separate amount in the consolidated statement of income. Therefore, the pro forma adjustments for QUNO include only a pro forma interest expense adjustment for the proceeds received, and the related tax effect.

         The pro forma condensed consolidated financial statements may not be indicative of the results that would have occurred if the transactions had occurred during the periods presented or the respective dates of the financial statements, as the case may be, or results which may be attained in the future. The purchase accounting adjustments reflected in these pro forma condensed consolidated financial statements are preliminary and will change as appraisals are completed and more facts become known. The purchase accounting adjustments represent the Company's preliminary determination of the adjustments necessary to present fairly the Company's pro forma results of operations and financial position and are based upon available information and certain assumptions considered reasonable under the circumstances. The unaudited pro forma statements do not reflect any synergies anticipated by the Company as a result of the acquisitions. The pro forma condensed consolidated statements should be read in association with the consolidated financial statements of the Company and Renaissance as set forth in their Annual Reports on Form 10-K for the year ended December 31, 1995 and their Quarterly Reports on Form 10-Q for the quarter ended June 30, 1996.

                        TRIBUNE COMPANY AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 1996
                                   (Unaudited)

(In thousands of dollars)
                                                                      Historical             (1)
                                                                 ---------------------    Pro Forma       Tribune
Assets                                                           Tribune   Renaissance   Adjustments     Pro Forma
- -------------------------------------------------------------------------------------------------------------------

Current        Cash and short-term investments               $    56,339  $   10,707  $   (10,707)(a)   $   56,339
Assets         Accounts receivable, net                          346,574      41,375                       387,949
               Inventories                                        94,500                                    94,500
               Broadcast rights                                  143,774      44,914                       188,688
               Prepaid expenses and other                         20,031       6,830                        26,861
               ----------------------------------------------------------------------------------------------------
               Total current assets                              661,218     103,826      (10,707)         754,337
- -------------------------------------------------------------------------------------------------------------------

Properties     Net properties                                    649,793      35,855                       685,648
- -------------------------------------------------------------------------------------------------------------------

Other          Broadcast rights                                  156,041      46,321                       202,362
Assets         Intangible assets, net                          1,251,614     155,132    1,074,826 (b)    2,481,572
               Investments and other assets                      828,448       6,687                       835,135
               ----------------------------------------------------------------------------------------------------
               Total other assets                              2,236,103     208,140    1,074,826        3,519,069
               ----------------------------------------------------------------------------------------------------

               Total assets                                  $ 3,547,114  $  347,821  $ 1,064,119      $ 4,959,054
               ====================================================================================================





                                                                      Historical            (1)
                                                                ---------------------    Pro Forma        Tribune
Liabilities and Shareholders' Equity                            Tribune   Renaissance   Adjustments      Pro Forma
- -------------------------------------------------------------------------------------------------------------------
Current        Long-term debt due within one year            $   29,380   $  14,367   $   (14,367)(c)  $    29,380
Liabilities    Contracts payable for broadcast rights           162,602      56,369                        218,971
               Accounts payable and other current
                 liabilities                                    416,884      12,614                        429,498
               ----------------------------------------------------------------------------------------------------
               Total current liabilities                        608,866      83,350       (14,367)         677,849
- -------------------------------------------------------------------------------------------------------------------

Long-Term Debt (less portions due within one year)              982,218      28,676     1,177,468 (d)    2,159,686
                                                                                          (28,676)(c)
- -------------------------------------------------------------------------------------------------------------------

Other          Deferred income taxes                            196,797       4,263       110,000 (e)      311,060
Non-Current    Contracts payable for broadcast rights           198,174      50,926                        249,100
Liabilities    Compensation and other obligations               135,675         300                        135,975
               ----------------------------------------------------------------------------------------------------
               Total other non-current liabilities              530,646      55,489       110,000          696,135
- -------------------------------------------------------------------------------------------------------------------

Shareholders'  Series B convertible preferred stock             312,470                                    312,470
Equity         Common stock and additional paid-in capital      135,420     164,573      (164,573)(f)      135,420
               Retained earnings                              2,108,182      17,733       (17,733)(f)    2,108,182
               Treasury stock (at cost)                      (1,026,723)                                (1,026,723)
               Unearned compensation related to ESOP           (245,532)                                  (245,532)
               Note receivable from warrant exercise                         (2,000)        2,000 (f)
               Unrealized gain on investments                   141,567                                    141,567
               ----------------------------------------------------------------------------------------------------
               Total shareholders' equity                     1,425,384     180,306      (180,306)       1,425,384
               ----------------------------------------------------------------------------------------------------

               Total liabilities and shareholders' equity    $3,547,114   $ 347,821   $ 1,064,119      $ 4,959,054
               ====================================================================================================


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        TRIBUNE COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE FIRST HALF ENDED JUNE 30, 1996
                                   (Unaudited)



                                                                               Historical                       (2)
                                                                  -------------------------------------      Pro Forma     Tribune
(In thousands, except per share data)                             Tribune      Renaissance    Other (1)     Adjustments   Pro Forma
- ------------------------------------------------------------------------------------------------------------------------------------

Operating        Publishing                                     $   657,828    $              $            $            $   657,828
Revenues         Broadcasting and Entertainment                     440,475        101,178        4,413                     546,066
                 Education                                           80,746                      13,584                      94,330
                 -------------------------------------------------------------------------------------------------------------------
                 Total operating revenues                         1,179,049        101,178       17,997                   1,298,224
- ------------------------------------------------------------------------------------------------------------------------------------
Operating        Cost of sales (exclusive of items
Expenses           shown below)                                     597,925         45,719        7,611                     651,255
                 Selling, general and administrative                283,441         18,777        9,561                     311,779
                 Depreciation and amortization of
                   intangible assets                                 65,735          7,569          235      15,710 (a)      89,249
                 -------------------------------------------------------------------------------------------------------------------
                 Total operating expenses                           947,101         72,065       17,407      15,710       1,052,283
- ------------------------------------------------------------------------------------------------------------------------------------
Operating Profit                                                    231,948         29,113          590     (15,710)        245,941

Interest income                                                      16,375            579                                   16,954
Interest expense                                                    (21,988)        (1,974)      (1,084)    (37,930)(b)     (62,976)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
  Before Income Taxes                                               226,335         27,718         (494)    (53,640)        199,919

Income taxes                                                        (91,666)       (11,337)        (289)     17,474 (c)     (85,818)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                   134,669         16,381         (783)    (36,166)        114,101

Preferred dividends, net of tax                                      (9,393)                                                 (9,393)
- ------------------------------------------------------------------------------------------------------------------------------------
Net Income from Continuing Operations
  Attributable to Common Shares                                 $   125,276    $    16,381    $    (783)   $(36,166)    $   104,708
- ------------------------------------------------------------------------------------------------------------------------------------

Net Income Per Share from Continuing Operations
               Primary                                          $      2.04                                             $      1.70
               Fully diluted                                    $      1.88                                             $      1.57

Shares Outstanding
               Primary                                               61,422                                                  61,422
               Fully diluted                                         68,161                                                  68,161

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        TRIBUNE COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (Unaudited)


                                                          Historical                                     (3)
                                              ---------------------------------     (2)         Pro Forma Adjustments      Tribune
(In thousands, except per share data)           Tribune   Renaissance  Other(1) Dispositions  Acquisitions  Dispositions  Pro Forma
- ------------------------------------------------------------------------------------------------------------------------------------

Operating    Publishing                       $ 1,312,767  $         $           $ (8,501)    $              $          $ 1,304,266
Revenues     Broadcasting and Entertainment       828,806   179,218    39,729                     8,066 (a)               1,055,819
             Education                            103,101             110,537     (26,366)                                  187,272
             -----------------------------------------------------------------------------------------------------------------------
             Total operating revenues           2,244,674   179,218   150,266     (34,867)        8,066                   2,547,357
- ------------------------------------------------------------------------------------------------------------------------------------
Operating    Cost of sales (exclusive of
Expenses       items shown below)               1,164,609    80,150    61,861     (19,257)       (1,339)(a)               1,286,024
             Selling, general and
               administrative                     553,868    35,933    61,775     (24,652)          833 (a)                 627,757
             Depreciation and amortization
               of intangible assets               120,986    15,756     2,050      (4,455)       40,792 (b)                 174,791
                                                                                                   (338)(a)
             -----------------------------------------------------------------------------------------------------------------------
             Total operating expenses           1,839,463   131,839   125,686     (48,364)       39,948                   2,088,572
- ------------------------------------------------------------------------------------------------------------------------------------
Operating Profit                                  405,211    47,379    24,580      13,497       (31,882)                    458,785

Other                                              14,672    18,964                                              600 (c)     34,236
Interest income                                    14,465     1,356         4                     3,559 (d)                  19,384
Interest expense                                  (21,814)   (7,137)   (6,079)                 (103,051)(e)   24,346 (f)   (113,735)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
  Before Income Taxes                             412,534    60,562    18,505      13,497      (131,374)      24,946        398,670

Income taxes                                     (167,076)  (11,526)   (5,244)     (5,258)       28,080 (g)   (9,793)(g)   (170,817)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                 245,458    49,036    13,261       8,239      (103,294)      15,153        227,853

Preferred dividends, net of tax                   (18,841)                                                                  (18,841)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
  Attributable to Common Shares               $   226,617  $ 49,036  $ 13,261    $  8,239     $(103,294)     $15,153    $   209,012
- ------------------------------------------------------------------------------------------------------------------------------------

Net Income Per Share from Continuing Operations
             Primary                          $      3.50                                                               $      3.23
             Fully diluted                    $      3.22                                                               $      2.98

Shares Outstanding
             Primary                               64,790                                                                    64,790
             Fully diluted                         71,506                                                                    71,506


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                                 TRIBUNE COMPANY
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS


A.  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
    June 30, 1996.

(1) This column includes the pro forma adjustments to the June 30, 1996 unaudited condensed consolidated balance sheet and reflects the following:

    (a) The existing cash of Renaissance is assumed to immediately reduce the debt incurred to finance the acquisition.

    (b) The excess of acquisition cost over the fair value of net tangible assets acquired (i.e., goodwill and other intangible assets). This adjustment assumes no adjustments to net properties, broadcast rights, or other assets and liabilities. The allocation of purchase price for the Renaissance acquisition is very preliminary and will change as appraisals are completed and more facts become known.

    (c) The existing debt of Renaissance is assumed to be repaid at acquisition date.

    (d) The issuance of approximately $1.2 billion in medium to long-term notes and commercial paper necessary to finance the Renaissance acquisition and to repay debt assumed.

    (e) The estimated deferred taxes related to identifiable intangible assets acquired.

    (f) The elimination of Renaissance's equity accounts.

B. Unaudited Pro Forma Condensed Consolidated Statement of Income for the First Half Ended June 30, 1996.

(1) The amounts in this column represent the historical first half 1996 results of operations for Tribune's 1996 acquisitions (KHTV, EPC, NTC and KTTY) from the beginning of the year until their respective dates of acquisition.

(2) This column includes the pro forma adjustments to the unaudited condensed consolidated statement of income for the first half ended June 30, 1996 and reflects the following:

    (a) The amortization of the estimated excess of acquisition cost over the fair value of net tangible assets acquired. The assumed lives for this excess range from 5 to 40 years with most over 40, including all of the Renaissance excess. This includes an adjustment for the first half 1996 acquisitions to reflect six months of expense. The allocation of purchase price for the Renaissance acquisition is very preliminary and will change as appraisals are completed and more facts become known.

    (b) Additional interest expense for the 1996 acquisitions resulting from increased debt levels. The Renaissance acquisition is assumed to be financed with both commercial paper and medium to long-term notes, at an average interest rate of approximately 7%. The other 1996 acquisitions are assumed to be financed with commercial paper at an average rate of 5.43%. This pro forma adjustment also includes an amount for additional interest expense for the acquisitions made during the first half of 1996, as if completed at the beginning of the year, and the elimination of $3.1 million of interest expense incurred by the acquired businesses and included in their historical financial statements. This represents interest expense on debt that is assumed to be repaid at the date of acquisition. Finally, the adjustment also includes $3.9 million of interest savings from the QUNO proceeds, assuming they had been received at the beginning of the year. The QUNO proceeds were approximately $427 million and were assumed to be used to finance the 1996 acquisitions. The interest expense savings from the QUNO proceeds was calculated at the average first half 1996 commercial paper rate of 5.43%.

    (c) This adjustment represents the income tax effect of the pro forma adjustments and a pro forma amount for income taxes on NTC's and KTTY's earnings. The effective tax rate on the pro forma adjustments differs from the Company's federal statutory tax rate of 35% due to non-deductible amortization of intangible assets and state taxes. NTC was a partnership and as such recorded no income tax expense in the period in 1996 prior to Tribune's acquisition. If the Company had acquired NTC at the beginning of the period, income tax expense would have been recorded. KTTY recorded no tax benefit related to its 1996 pre-acquisition loss. Tribune would have realized the benefit of such loss, therefore the tax benefit would have been recorded.

C. Unaudited Pro Forma Condensed Consolidated Statement of Income for the Fiscal Year Ended December 31, 1995.

(1) The amounts in this column represent the historical 1995 results of operations of Tribune's 1996 acquisitions - KHTV, KTTY, EPC and NTC. This column also includes the results of operations of the 1995 acquisitions from the beginning of 1995 until their respective dates of acquisition, and an estimate of equity income/loss for those equity method investments entered into during 1995, for the portion of 1995 preceding the Company's investment.

(2) The amounts in this column represent the historical 1995 results of operations of Times Advocate Company and Compton's NewMedia until their respective dates of sale. These results exclude the non-recurring pretax loss of $7.5 million recorded on the Times Advocate sale and the non-recurring pretax gain of $6.9 million recorded on the Compton's sale. Income before income taxes does not reflect any allocations of corporate administration and interest expenses.

(3) These columns include the pro forma adjustments to the 1995 unaudited condensed consolidated statement of income and reflect the following:

    (a) The pro forma effect, as disclosed in the Renaissance consolidated financial statements for the year ended December 31, 1995 and in a Form 8-K dated June 30, 1995, of the Renaissance television station swap. Effective July 3, 1995, Renaissance exchanged its KDVR-Denver station and approximately $34.5 million in cash for the KDAF-Dallas station.

    (b) The amortization of the estimated excess of acquisition cost over the fair value of net tangible assets acquired. The assumed lives for this excess range from 5 to 40 years with most over 40, including all of the Renaissance excess. This includes an adjustment for the 1995 acquisitions to reflect a full year of expense. The allocation of purchase price for the Renaissance acquisition is very preliminary and will change as appraisals are completed and more facts become known.

    (c) The non-recurring net pretax loss for the Times Advocate and Compton's dispositions included in the 1995 historical consolidated statement of income. Tribune recorded a $7.5 million loss on the sale of Times Advocate and a $6.9 million gain on the sale of Compton's. The 1995 pro forma income statement has not been adjusted to remove a non-recurring gain included in the Renaissance consolidated financial statements for 1995 of $19 million that relates to a settlement, net of expenses, received by Renaissance in 1995 for an acquisition that did not occur because of a higher offer. This amount contributes approximately $.18 per share to the pro forma primary net income per share in 1995.

    (d) Interest income from the Qwest convertible notes. The Company's investment in Qwest is comprised of a $7 million equity interest (33%) and $63 million in 6% convertible notes.

    (e) Additional interest expense for the 1996 acquisitions resulting from increased debt levels. The Renaissance acquisition is assumed to be financed with both commercial paper and medium to long-term notes, at an average interest rate of approximately 7%. The other 1996 acquisitions are assumed to be financed with commercial paper at an average rate of 5.9%. The 1996 acquisitions and investments that were assumed to have occurred at the beginning of the year totaled $1.6 billion. This pro forma adjustment also includes an amount for additional interest expense for the acquisitions and investments made during 1995, as if completed at the beginning of the year, and the elimination of $13.2 million of interest expense incurred by the acquired businesses included in their historical financial statements. This represents interest expense on debt that was either repaid at the date of acquisition or not assumed by Tribune.

    (f) Interest savings from the QUNO and Times Advocate proceeds. These proceeds were assumed to be used to finance the acquisitions, and therefore the interest expense savings was calculated at an average commercial paper rate of 5.9%.

    (g) These adjustments represent the income tax effects of the pro forma adjustments and a pro forma amount for income taxes on Renaissance's, NTC's and KTTY's earnings. The effective tax rate on the pro forma adjustments differs from the Company's federal statutory tax rate of 35% due to non-deductible amortization of intangible assets and state taxes. Renaissance reversed $11.8 million of a tax valuation allowance in 1995. Under Tribune's purchase accounting, this valuation allowance would not have reversed into Tribune's income in 1995. Therefore, this $11.8 million is eliminated as a pro forma adjustment. NTC was a partnership and as such recorded no income tax expense. If the Company had acquired NTC at the beginning of 1995, income tax expense would have been recorded. KTTY recorded no tax benefit related to its 1995 loss. Tribune would have realized the benefit of such loss, therefore the tax benefit would have been recorded.